American Dream Entertainment, Inc.
                 (f/k/a Federal Affordable Housing Corporation)

                  Computation of Income (Loss) Per Common Share
                                   (Unaudited)





                                              For the Three Months Ended
                                                       August 31,
                                       -----------------------------------------
                                               1999                   1998
                                       ------------------     ------------------


Shares  outstanding:                          17,980,000                493,500
Weighted average shares outstanding           17,980,000                493,500
Net income (loss)                     $         (130,539)  $              1,975

Net income (loss) per common share    $            (0.01)  $               0.00